Exhibit 10.17

Employment Agreement

between

Flagstone Reassurance Suisse SA
Rue du College 1, CH-1920 Martigny

(the "Company")

and

Patrick Boisvert

(the “Employee”)

1.             FUNCTION AND FIELD OF ACTIVITY

The Employee is employed as Chief Financial Officer for the Company. The description of the Employee's field of activity as well as his duties and responsibilities, is an integral part of this Agreement (ANNEX 1).

The Company has the right to assign other duties and responsibilities to the Employee which are in accordance with the Employee's education and knowledge.

The Employee may be expected from time to time to perform duties for and on behalf of other entities within the Flagstone group of Companies including but not limited to affiliates, subsidiaries, branches and any other entity that is controlled by, directly or indirectly, Flagstone Reinsurance Holdings Limited, for which the Employee may or may not receive additional remuneration.

2.	RELEVANCE OF ARTICLES OF INCORPORATION AND REGULATIONS

The Company's articles of incorporation and regulations, to be issued by the board and as amended from time to time, are an integral part of this Agreement. These articles are to be provided to the Employee.

3.	REPORTING

The Employee shall regularly report to the Group CEO (or as otherwise assigned). Annex 1 contains a detailed description of the Employee's obligations.

4.	CONFLICT OF INTERESTS

The Employee shall not engage in any activities which might lead to a conflict of interests with respect to his position with the Company. In particular, the Employee shall refrain from operating, working for, or participating in any business which competes with the Company.

The Employee shall not engage in any other business activities without a written board resolution. In case of non-remunerated activities a written board resolution shall only be required in case such activities could affect the Company’s interests or the Employee’s performance.

The participation as a shareholder in the share capital of another company which is not in competition with the Company is authorized if no entrepreneurial influence is exercised. The Employee is obliged to inform the board of transactions in the shares of other insurers/reinsurers.

5.            TERM AND STARTING DATE

This Employment Agreement is concluded for an indefinite term of two years commencing July 1, 2008.

This Employment Agreement may be terminated by either party upon 180 days notice, effective as of the end of the month.

6.             PROBATION PERIOD

None.

7.             WORKING HOURS

The Employee shall devote his full working capacity exclusively to the Company.

8.             COMPENSATION

The gross salary amounts to CHF 410,000 per year, payable in 12 monthly installments. There is no “13th month salary”.

This amount includes all compensation for overtime.

The Company shall review the salary annually in December and the rate of salary may, at the Company’s sole discretion, be increased effective from the date of review.

Employee shall have rights to personal use of Company aircraft for his personal use, subject to availability, provided that the Employee promptly shall reimburse the marginal cost to the Company of such use.  As used in the foregoing sentence, “marginal cost” means the variable operating costs to the Company of such use, including, but not limited to fuel costs, MSP, mileage, weather-monitoring costs, on-board catering and landing/ramp fees, but shall not include fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft, and the cost of maintenance not related to trips.

9.             BONUS

The Employee may be considered for a bonus in the range 0-75% of his gross salary earned, which is discretionary and conditional upon his performance, conduct and the profitability of the Company. The bonus settlement will not take place before the year end result is approved by the general assembly.

No bonus is payable to an Employee who has resigned.

10.           EXPENSES

The Company shall cover all reasonable expenses (traveling and hotel expenses, expenses for invitations etc.) which arise in connection with the Employee's activities for the Company. The Staff Policy Manual as amended from time to time contains further rules regarding reimbursement of expenses.

11.           SOCIAL CONTRIBUTIONS

The Employee and the Company shall each pay half of the contributions for AVH (Old Age and Survivors' Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV/AC (Unemployment Insurance). The Employee's contributions are deducted by the Company from his gross salary and possible bonus payment.

12.           PENSION PLAN

Unless he elects otherwise consistent with Swiss law, the Employee shall participate in the Company’s pension plan. The plan is detailed in the Staff Policy Manual.

13.           ILLNESS

In case of the Employee's inability to perform his duties under this Employment Agreement due to illness, the Employee shall continue to receive his salary for a maximum period of three months. In no case shall the Employee be entitled to receive salary after the end of this Employment Agreement.

14.	ACCIDENT

The employee is insured for occupational as well as non-occupational accidents according to the mandatory Swiss accident insurance (LAA).

The continuation of salary payment in case of accident is determined by Art 324a and 324b of the Swiss Code of Obligations. In no case shall the Employee be entitled to receive salary after the end of this Employment Agreement.

15.           DEATH

In case of the Employee’s death the Company shall pay to his spouse or his minor children, or, in the absence of these heirs, other persons to whom the Employee fulfilled an obligation of support, the salary for the month of death and for the three consecutive months. Such payment shall include the Company’s obligations under Art. 338 of the Swiss Code of Obligations.

16.           VACATION

The Employee is entitled to 5 weeks of paid vacation (25 working days) per year. Vacation is pro-rated for the first year.

The Employee shall further be entitled to receive his salary for public holidays which apply in the Canton of Valais.

17.           CONFIDENTIALITY, TRADE SECRETS

All manufacturing or trade secrets including customer base, technical, organizational and financial information and all other information directly or indirectly related to the business of the Company or to the business of any customer of the Company, which is disclosed to the Employee by the Company or any of its employees and which the Employee gets acquainted with during the employment relationship with the Company, shall be treated as confidential information. At all times, both during the employment and after the termination thereof, the Employee shall keep such information secret and shall refrain from disclosing it or using it in any way for his own benefit or for the benefit of any person other than the Company.

18.           INTELLECTUAL PROPERTY RIGHTS

Inventions, designs, developments and improvements which the Employee makes while performing his employment activity and contractual duties or to which the Employee contributes belong to the Company, regardless of their protectability.

Inventions and designs which the Employee makes while performing his employment activity but not during the performance of his contractual duties or to which the Employees contributes are assigned to the Company without further formalities. The Employee shall inform the Company of such inventions or designs. The Company shall inform the Employee in writing within 6 months whether it wishes to keep the rights to the invention or the design or to release them to the Employee. In case that the invention or the design is not released to the Employee, the Company shall pay him a special appropriate compensation within the meaning of Art. 332 (4) of the Swiss Code of Obligations.

The rights to works of authorship (drafts, models, plans, drawings, texts) which the Employee creates while performing his employment activity, whether during the performance of his contractual duties or not, including the right to uses not yet known at this time, are transferred completely and exclusively to the Company.

19.	SEVERANCE

If the Company terminates the Employee without Cause by providing a notice of termination as set forth in Paragraph 5 of this Agreement, the Company will pay the Employee, as severance:
1.
The salary payable to the Employee in the sum set out in paragraph 8 of this contract from the date the Company provided the Employee notice of termination until the expiration of the period set forth in paragraph 5 (without giving effect to the proviso therein) and (ii) a bonus calculated as follows: adding the sum of the bonuses paid to the Employee with respect to the three Bonus Payment Dates immediately preceding the notice of termination in accordance with paragraph 9 (or, if less than three Bonus Payment Dates shall have transpired since the Commencement Date, the bonuses paid with respect to such lesser number of Bonus Payment Dates) and dividing by three or such lesser number of Bonus Payment Dates, as the case may be).

2.
The Company will pay the Employee the severance payment specified in Clause (19)(1) above 545 days after the notice of termination is delivered to the Employee, provided the Employee shall have complied (in the reasonable judgment of the Company) with the provisions set forth in Paragraph 21.

3.	For the avoidance of doubt, the Severance payments described herein are separate from obligation of the Company to pay salary during the notice period

20.	MISCELLANEOUS

This Agreement together with Annexes and any other signed agreements of like date form the entire contract between the Employee and the Company. Amendments to this Employment Agreement shall only be valid if made in writing. E mails shall not form any part of this contract or any amendment thereto; however, documents exchanged electronically but signed by hand shall constitute valid contracts and amendments.

Should any provision of this Employment Agreement be fully or partially invalid or ineffective, the other provisions or parts shall remain valid and in full force and effect. In such event, the invalid or ineffective provision or part shall be replaced by a provision which best reflects the economic intentions of the parties without being invalid or ineffective, having due regard to the subject and purposes of this Employment Agreement.

This Agreement replaces in its entirety any previous Agreements between the Employee and the Company, which are hereby rendered null and void.

21.           NON SOLICITATION

a)
During the 545 days after the date a notice of termination is delivered (if terminated without Cause or voluntarily initiated by the Employee) or the 545 days after the date the Employee is summarily dismissed (if terminated for Cause), the Employee will not directly, or indirectly through another Person:

i.
Solicit any employee of the Company or another Company Party to leave the employ of a Company Party, or in any way interfere with the relationship between a Company Party, on the one hand, and any employee thereof, on the other hand; provided however that the general solicitation of third parties through the use of means generally available to the public, including the placement of advertisements in the newspaper, will not be deemed to violate the clause ; or

ii.	Hire any individual who was an employee of a Company Party until twelve months after such individual’s employment relationship has ended.
b)	If the Employee is employed by or a consultant to another Person, the Employee will procure the compliance of that Person with the provisions of this Clause 21.

22.           APPLICABLE LAW

This Employment Agreement is subject to Swiss law.

23.           ANNEXES

The agreements and regulations attached to this Employment Agreement, as amended from time to time, form an integral part of this Agreement.

Place, Date:           ________________________

__________________
David Brown
Director

__________________
Employee

ANNEXES

Annex 1
Description of Field of Activity as well as Duties and Responsibilities

1)
Generally Contributing at all times to the creation within the Company and the Group of business processes, designs, inventions, data repositories and compilations, analytical techniques and improvements to the same.

2)	To provide senior leadership to Flagstone Reassurance Suisse SA's financial reporting and strategic planning functions.
3)	Recruitment, development and retention of finance team
4)	To deploy best practices in finance
5)	Participation in strategic initiatives
6)	Implementing internal financial controls and risk management procedures
7)	Key member of the Flagstone Reassurance Suisse SA executive management team

Before conclusion of legal matters or completion of measures which are not part of the normal business activity, the CFO has to refer to the CEO or Board for completion. Such activity or measures are to be of high relevance or constitute a high risk potential.

The general guidance above notwithstanding, the following activities and issues are always to be submitted to the Board:

1)	For the avoidance of doubt, the Employee is not authorized to enter into insurance or reinsurance contracts.
2)	Investments or yearly expenses which exceed CHF 50.000.--
3)	relevant contracts such as cooperation with third parties, leasing.
4)	guarantees, credits, leases, participations, etc.
5)	hiring of personnel
6)	real estate transactions
7)	creation of branches or business centers
8)	conclusion of contracts with impact exceeding the normal business activity or which are of vital importance for the company
9)	conclusion of all business which are board power reserved

-----------ENDS--------------

January 1, 2011

FAO:  Patrick Boisvert

Dear Patrick,

Re:           Change of Bonus Cap

We are pleased to confirm that with effect from January 1 2011 your maximum discretionary bonus cap is being increased to 90%.

All other terms and conditions of your employment remain unchanged.

We look forward to your continued contribution to the success of the company.

Yours sincerely,

David A. Brown
Chief Executive Officer